Exhibit 99.1
Synchronoss Technologies Announces the Successful Completion of
Debt Refinancing
BRIDGEWATER, NJ – April 29, 2025 – Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator in Personal Cloud platforms, announced that it has entered into an agreement with TP Birch Grove to refinance its existing senior notes and term loan facilities with a new $200 million, four-year term loan, extending the maturity of its debt and further enhancing the Company’s financial flexibility.
Proceeds from the Term Loan will be used to repay the remaining $73.6 million principal of the original $75 million term loan facility and the $121 million remainder of the senior notes. The company will use approximately $8 million in funds off its balance sheet to complete the transaction, including fees, call protection payments, and accrued interest.
The Term Loan carries a maturity date of April 24, 2029, and is priced at SOFR plus 700 basis points, with one 50bps leverage-based stepdown. TD Cowen served as Exclusive Financial Advisor for the term loan refinancing.
“We’re pleased to announce the successful completion of our new term loan facility, which allows us to retire our senior notes and extend the maturity of our debt obligation until 2029. This eliminates the near-term overhang associated with the now-retired senior notes and adds to the financial stability of the Company,” said Lou Ferraro, Chief Financial Officer of Synchronoss. “This refinancing significantly improves our capital structure, which in turn provides Synchronoss with the ability to further invest in our Personal Cloud solution as well as provide greater operational flexibility moving forward. Considering the volatility surrounding the financial markets at this time, we’re pleased to provide shareholders with an additional level of certainty in our operations. We’re also once again grateful to TP Birch Grove, who also led our $75 million term loan refinancing in 2024, and TD Cowen for their outstanding partnership and support throughout the process.”
TD Cowen acted as Exclusive Financial Advisor to Synchronoss. Kirkland & Ellis, LLP served as legal counsel to Synchronoss. Cahill Gordon & Reindel LLP served as legal counsel to TP Birch Grove.

About Synchronoss
Synchronoss Technologies (Nasdaq: SNCR), a global leader in personal Cloud solutions, empowers service providers to establish secure and meaningful connections with their subscribers. Our SaaS Cloud platform simplifies onboarding processes and fosters subscriber engagement, resulting in enhanced revenue streams, reduced expenses, and faster time-to-market. Millions of subscribers trust Synchronoss to safeguard their most cherished memories and important digital content. Explore how our Cloud-focused solutions redefine the way you connect with your digital world at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Ryan Gardella
ICR for Synchronoss
SNCRIR@icrinc.com